Exhibit 10.1

THIRD AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT

This Third Amendment (this “Amendment”), effective August 4, 2016 (“Effective Date”), is by and between F. Hoffmann-La Roche Ltd, with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland and Hoffmann-La Roche Inc., with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. (together referred to as “Roche”) and Blueprint Medicines Corporation, located at 38 Sidney Street, Suite 200, Cambridge, Massachusetts 02139 (“Blueprint”).

WHEREAS, Blueprint and Roche entered into a Collaboration and License Agreement dated March 14, 2016, as amended by amendment, effective April 15, 2016, and second amendment, effective April 27, 2016 (“Agreement”);

NOW THEREFORE, Roche and Blueprint hereby agree as follows:

The 5th paragraph of Section 4.1.5 of the Agreement shall be deleted in its entirety and replaced by the following:

Two chemistry experts at Roche (“Insulated Chemistry Experts”) and two metabolism experts (“Insulated Pharmaceutical Sciences Experts”) shall be designated in writing by Roche to review structures of Other Compounds and Collaboration Compounds at the start of the collaboration and throughout the Lead Nomination phase. The Insulated Chemistry Experts and the Insulated Pharmaceutical Sciences Experts, in each case, shall independently handle the structural information, and no structures provided by BPM to the Insulated Chemistry Experts or the Insulated Pharmaceutical Sciences Experts can be shared with any other individuals within Roche (including by an Insulated Chemistry Expert to or with an Insulated Pharmaceutical Sciences Expert or vice versa, other than the structures intended for testing by the Insulated Pharmaceutical Sciences Experts) other than members of senior management specified on Appendix 4.1.5 acting in their decision making capacity. For clarity, these structures cannot be used for any other purpose, including any research purpose.  Appropriate safeguards will be established by Roche that are intended to prevent any inadvertent disclosure or improper use of these structures and any structural information related to such structures. From Lead Nomination onwards and throughout Lead Optimization, the structures of Other Compounds and Collaboration Compounds in the Lead Optimization phase shall be shared with the Roche project team members (including Collaboration Compounds meeting Lead Series Identified Criteria, CLS Criteria and CCS Criteria).

All other terms defined in the Agreement are to be interpreted as defined therein, and all other terms of the Agreement are to remain in full force and effect.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

Blueprint Medicines Corporation

/s/ Jeffrey Albers

Name:	Jeffrey Albers

Title:	Chief Executive Officer

F. Hoffmann-La Roche Ltd

/s/ Stefan Arnold		/s/ Andreas Hohn

Name:	Stefan Arnold	Name:	Dr. Andreas Hohn

Title:	Head Legal Pharma	Title:	Vice Director

Hoffmann-La Roche Inc.

/s/ David P. McDede

Name:	David P. McDede

Title:	Vice President – Treasurer